                       Renewal of Distribution Agreement

Agreement made this 1st day of August, 2006 by and between Nuveen Municipal Trust (formerly Nuveen Flagship Municipal Trust), a Massachusetts business trust (the "Fund"), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2006 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2007 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2007 and ratify and confirm the Agreement in all respects.

                                              NUVEEN MUNICIPAL TRUST

                                              By: /s/ Jessica R. Droeger
                                                  -----------------------------
                                                  Vice President

ATTEST:

/s/ Virginia L. O'Neal
-------------------------
Assistant Secretary

                                              NUVEEN INVESTMENTS, LLC

                                              By: /s/ Larry W. Martin
                                                  -----------------------------
                                                  Vice President

ATTEST:

/s/ Stuart Cohen
-------------------------
Assistant Secretary